Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION

REPORTS THIRD QUARTER 2007 RESULTS

Bethpage, N.Y., November 8, 2007 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the third quarter ended September 30, 2007.

Third quarter consolidated net revenue grew 9.4% to $1.512 billion compared to the prior year period, reflecting solid revenue growth in Telecommunications Services and Rainbow. Consolidated adjusted operating cash flow (“AOCF”) (1) increased 15.5% to $494.3 million and consolidated operating income grew 59.1% to $202.1 million.

Operating highlights for the third quarter 2007 include:

•                  Cable Television net revenue growth of 9.7% compared to the third quarter of 2006

•                  Quarterly Revenue Generating Unit (“RGU”) growth of 161,000 including 177,000 new digital video, high-speed data and voice units, partially offset by a 16,000 basic video subscriber loss

•                  Madison Square Garden AOCF increase of $16.3 million over the prior year period

•                  Rainbow AOCF growth of 41.5% compared to the third quarter of 2006

Cablevision President and CEO James L. Dolan commented:  “For the third quarter, Cablevision experienced solid revenue and AOCF growth. This was primarily fueled by the continuing growth of our digital video, voice and high-speed data customers, which helped to maintain Cablevision’s industry-leading penetration rates. Rainbow Media also helped drive the company’s third quarter results with an impressive double-digit gain in revenue, due largely to a significant increase in both advertising and affiliate revenue, while MSG and Rainbow both had double-digit gains in AOCF,” concluded Mr. Dolan.

Results from Continuing Operations(2)

Segment results for the quarters ended September 30, 2007 and 2006 are as follows:

	Revenue, Net		AOCF		Operating Income (Loss)
$ millions	Q3 2007	Q3 2006	Q3 2007	Q3 2006	Q3 2007	Q3 2006

Telecommunications	$1,179.5	$1,075.8	$446.5	$411.5	$208.1	$168.5
Rainbow	221.8	190.0	51.9	36.7	25.0	6.8
MSG	130.3	128.5	10.2	(6.1)	(6.2)	(24.5)
Other (including eliminations)	(19.8)	(12.6)	(14.3)	(14.1)	(24.8)	(23.8)
Total Company	$1,511.8	$1,381.7	$494.3	$428.0	$202.1	$127.0

1.               Adjusted operating cash flow (“AOCF”), a non-GAAP financial measure, is defined as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits. Please refer to page 4 for a more detailed definition of AOCF and discussion of our use of AOCF as a non-GAAP financial measure and page 6 for a reconciliation of AOCF to operating income (loss) and net income (loss).

2.               Operating results of FSN Chicago, FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented.

Telecommunications Services – Cable Television and Lightpath

Telecommunications Services includes Cable Television – Cablevision’s “Optimum” branded video, high-speed data, and voice residential and commercial services offered over its cable infrastructure –– and its “Optimum Lightpath” branded commercial data and voice services.

Telecommunications Services net revenues for the third quarter 2007 rose 9.6% to $1,179.5 million, AOCF grew 8.5% to $446.5 million and operating income increased 23.5% to $208.1 million, all compared to the prior year period.

Cable Television

Cable Television third quarter 2007 net revenues increased 9.7% to $1,135.5 million, AOCF rose 8.5% to $431.2 million and operating income increased 21.2% to $211.7 million, each compared to the prior year period. The increases in net revenue, AOCF and operating income resulted principally from growth in digital video, high-speed data, and voice customers, which is reflected in the net addition of 871,000 Revenue Generating Units since the third quarter of 2006.

The third quarter 2007 results reflect:

•                  Basic video customers down 16,000 or 0.5% from June 2007 and up 11,000 or 0.4% from September 2006

•                  iO: Interactive Optimum digital video customers up 35,000 or 1.4% from June 2007 and 221,000 or 9.3% from September 2006

•                  Optimum Online high-speed data customers up 52,000 or 2.4% from June 2007 and 256,000 or 13.0% from September 2006

•                  Optimum Voice customers up 91,000 or 6.5% from June 2007 and 389,000 or 35.4% from September 2006

•                  Revenue Generating Units up 161,000 or 1.7% from June 2007 and 871,000 or 10.2% from September 2006

•                  Cable Television RPS of $120.91, down $0.10 from the second quarter of 2007 and up $9.78 or 8.8% from the third quarter of 2006

Lightpath

For third quarter 2007, Lightpath net revenues increased 6.3% to $55.3 million, AOCF increased 9.9% to $15.3 million and operating loss improved 40.9% to $3.6 million, each as compared to the prior year period. The increase in net revenue is primarily attributable to the solid growth in Ethernet data services, partially offset by the effect of the transition from traditional data service. The improvement in AOCF and operating loss were due principally to the increased revenue discussed above, partially offset by operating expenses related to growth in the Ethernet business.

Rainbow

Rainbow consists of our National Programming services - AMC, WE tv and IFC as well as Other Programming which includes:  News 12 Networks, VOOM HD Networks, fuse, Lifeskool, sportskool, IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures.

Rainbow net revenues for the third quarter of 2007 increased 16.7% to $221.8 million and AOCF rose 41.5% to $51.9 million, both compared to the prior year period. Operating income increased $18.2 million to $25.0 million compared to the prior year period.

AMC/WE tv/IFC

Third quarter 2007 net revenues of the combined national services grew 13.8% to $164.4 million, AOCF rose 12.3% to $77.9 million and operating income rose 18.4% to $61.2 million, each compared to the prior year period.

The third quarter 2007 results reflect:

•                  A 22.4% increase in advertising revenue, as compared to the prior year period, driven principally by higher CPMs (cost per thousand) and higher units sold at AMC

•                  Viewing subscriber increases of 8.9% at IFC, 4.9% at WE tv and 4.3% at AMC, all compared to September 2006

•                  A 9.0% increase in affiliate revenue compared to the prior year period

•                  A 14.5% increase in operating costs, as compared to the prior year period, due primarily to increased marketing and programming costs at AMC

Other Programming

For third quarter 2007, net revenues rose 23.5% to $63.1 million, AOCF deficit improved 20.5% to $26.0 million and operating loss declined 19.4% to $36.2 million, all as compared to the prior year period. The increase in net revenue was driven primarily by higher affiliate revenue at the VOOM HD Networks. The improvement in AOCF and operating loss is primarily the result of the favorable revenue impact at VOOM HD Networks and reduced programming costs at fuse, partially offset by higher programming and distribution costs primarily at VOOM HD Networks, IFC Entertainment and Rainbow’s library assets.

Madison Square Garden

Madison Square Garden’s primary businesses include: MSG network, FSN New York, the New York Knicks, the New York Rangers, the New York Liberty, MSG Entertainment, the MSG Arena complex, Radio City Music Hall, and the Beacon Theatre.

Madison Square Garden’s third quarter 2007 net revenue increased 1.4% to $130.3 million, AOCF increased $16.3 million to $10.2 million and operating loss improved $18.4 million to a loss of $6.2 million all compared to third quarter 2006.

MSG’s third quarter 2007 results, as compared with 2006, were primarily impacted by:

•                  MSG’s professional teams, primarily due to a $33.2 million lower net provision for certain team personnel transactions

•                  MSG Networks, including a $6.2 million increase in affiliate revenue that more than offset a $1.3 million reduction in other revenues (primarily advertising) and a $2.2 million increase in operating costs

•                  MSG’s entertainment business, as event related costs decreased by $4.0 million, more than offsetting a $3.2 million decrease in event revenues. This resulted primarily from the termination of MSG’s entertainment operations in Hartford.

•                  Higher venue operating costs of $3.2 million, largely related to the addition of a new venue, the Beacon Theater

•                  Higher legal and other professional fees and provisions for litigation.

Other Matters

On May 2, 2007, Cablevision entered into a merger agreement with Central Park Holding Company, LLC (“Dolan Family Acquisition Company”), an entity owned by the Dolan Family Group, and Central Park Merger Sub, Inc. The terms of the merger agreement provided that Central Park Merger Sub, Inc. would be merged with and into Cablevision and, as a result, Cablevision would continue as the surviving corporation and a wholly-owned subsidiary of Dolan Family Acquisition Company (the “Proposed Merger”).

On October 24, 2007, the Proposed Merger was submitted to a vote of Cablevision’s shareholders and did not receive shareholder approval. Subsequently, the parties terminated the merger agreement pursuant to its terms.

2007 Outlook

The company affirms and updates full year 2007 guidance as outlined below:

Cable Television	Previous (a)	Updated
Basic video subscribers growth	Flat (b)	Unchanged
Revenue Generating Unit (RGU) net additions	825,000 to 900,000	Approximately 800,000
Total revenue growth	Approximately 11% (b)	Unchanged
Adjusted operating cash flow growth	Approximately 10% (b)	Approximately 9% (b)
Capital expenditures	Low end of $600 to $650 million	Unchanged

a)                          As previously released on August 8, 2007

b)                         Percentage growth rate (2007 as compared to 2006)

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares and stock options, the settlement of an obligation that is not expected to be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure. We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis. AOCF and similar measures with other titles are common performance measures used by investors, analysts and peers to compare performance in our industry. Internally, we use net revenue and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with other titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 6 of this release.

We define Consolidated Free Cash Flow From Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash from operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows. Net cash from operating activities excludes net cash from operating activities of our discontinued operations. We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities. We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary items. It is also one of several indicators of our ability to make investments and return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

COMPANY DESCRIPTION

Cablevision Systems Corporation is one of the nation’s leading entertainment and telecommunications companies. Its cable television operations serve more than 3 million households in the New York metropolitan area. The company’s advanced telecommunications offerings include its iO: Interactive Optimum digital television, Optimum Online high-speed Internet, Optimum Voice digital voice-over-cable, and its Optimum Lightpath integrated business communications services. Cablevision’s Rainbow Media Holdings LLC operates several successful programming businesses, including AMC, IFC, WE tv and other national and regional networks. In addition to its telecommunications and programming businesses, Cablevision owns Madison Square Garden and its sports teams, the New York Knicks, Rangers and Liberty. The company also operates New York’s famed Radio City Music Hall and the Beacon Theatre, and owns and operates Clearview Cinemas. Additional information about Cablevision Systems Corporation is available on the Web at www.cablevision.com.

This earnings release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industry in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The company disclaims any obligation to update the forward-looking statements contained herein.

Contacts:	Charles Schueler	Patricia Armstrong
	Senior Vice President	Senior Vice President
	Media and Community Relations	Investor Relations
	(516) 803-1013	(516) 803-2270

Cablevision’s Web site:  www.cablevision.com

The conference call will be Webcast live today at 10:00 a.m. EST

Conference call dial-in number is (973) 582-2734

Conference call replay number (973) 341-3080/ pin #9398698 until November 15, 2007

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007 (a)	2006 (a)	2007 (a)	2006 (a)

Revenues, net	$1,511,799	$1,381,716	$4,642,416	$4,166,173

Adjusted operating cash flow	$494,282	$428,006	$1,476,519	$1,279,007
Share-based compensation expense	(10,908)	(17,556)	(49,685)	(56,568)
Restructuring credits (charges)	(1,107)	1,729	(2,562)	4,483
Operating income before depreciation and amortization	482,267	412,179	1,424,272	1,226,922
Depreciation and amortization (including impairments)	280,199	285,207	843,497	840,782
Operating income	202,068	126,972	580,775	386,140
Other income (expense):
Interest expense, net	(224,134)	(238,809)	(686,020)	(658,982)
Equity in net income of affiliates	—	2,677	4,377	5,872
Gain (loss) on sale of affiliate interests (b)	(618)	—	183,270	—
Gain (loss) on investments, net	(46,136)	100,922	(31,505)	179,113
Gain (loss) on derivative contracts, net	1,185	(130,019)	37,087	(172,634)
Write-off of deferred financing costs	(2,919)	(6,084)	(2,919)	(14,083)
Loss on extinguishment of debt	(19,113)	—	(19,113)	(13,125)
Minority interests	(401)	381	814	1,279
Miscellaneous, net	457	2,256	1,908	2,283
Income (loss) from continuing operations before income taxes	(89,611)	(141,704)	68,674	(284,137)
Income tax benefit (expense)	10,715	79,969	(53,586)	137,591
Income (loss) from continuing operations	(78,896)	(61,735)	15,088	(146,546)
Income (loss) from discontinued operations, net of taxes	(440)	2,578	197,175	44,867
Income (loss) before cumulative effect of a change in accounting principle	(79,336)	(59,157)	212,263	(101,679)
Cumulative effect of a change in accounting principle, net of taxes	—	—	(443)	(862)
Net income (loss)	$(79,336)	$(59,157)	$211,820	$(102,541)

Basic net income (loss) per share:

Income (loss) from continuing operations	$(0.27)	$(0.22)	$0.05	$(0.52)

Income (loss) from discontinued operations	$—	$0.01	$0.69	$0.16

Cumulative effect of a change in accounting principle, net of taxes	$—	$—	$—	$—

Net income (loss)	$(0.27)	$(0.21)	$0.74	$(0.36)

Basic weighted average common shares (in thousands)	289,845	283,901	287,719	283,484

Diluted net income (loss) per share:

Income (loss) from continuing operations	$(0.27)	$(0.22)	$0.05	$(0.52)

Income (loss) from discontinued operations	$—	$0.01	$0.67	$0.16

Cumulative effect of a change in accounting principle, net of taxes	$—	$—	$—	$—

Net income (loss)	$(0.27)	$(0.21)	$0.72	$(0.36)

Diluted weighted average common shares (in thousands)	289,845	283,901	294,534	283,484

(a)                    The net operating results of FSN Chicago, FSN Bay Area (including the after tax gain related to the sale of FSN Bay Area of $187,784 in June 2007) and Rainbow DBS (distribution operations) are reflected as discontinued operations.

(b)                   Represents impact of the sale of our 50% interest in FSN New England in June 2007.

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO

OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) included in this earnings release:

•                  Depreciation and amortization (including impairments). This adjustment eliminates depreciation and amortization and impairments of long-lived assets in all periods.

•                  Restructuring credits (charges). This adjustment eliminates the charges or credits associated with restructuring costs related to the elimination of positions, facility realignment, and other related activities in all periods.

•                  Share-based compensation benefit (expense). This adjustment eliminates the compensation benefit (expense) relating to stock options, stock appreciation rights, restricted stock and restricted stock units granted under our employee stock plan and non-employee director plan in all periods.

	Nine Months Ended September 30,
	2007 (a)	2006 (a)
CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS (b)

Net cash provided by operating activities (c)	$628,129	$688,988
Less: capital expenditures (d)	(554,371)	(699,877)
Consolidated free cash flow from continuing operations	$73,758	$(10,889)

(a)                      The 2007 period excludes the net operating results of FSN Bay Area and Rainbow DBS (distribution operations) and the 2006 period excludes the net operating results of FSN Chicago, FSN Bay Area and Rainbow DBS (distribution operations), which are reported in discontinued operations. Discontinued operations provided a total of $354.6 million in cash for the nine months ended September 30, 2007. This amount includes net proceeds of $366.0 million received from the sale of the Company’s interests in FSN Bay Area. Discontinued operations provided a total of $115.1 million of cash for the nine months ended September 30, 2006. This amount includes the collection of $78.0 million of affiliate revenue in June 2006 that had not been previously recognized.

(b)                     See non-GAAP financial measures on page 4 of this release for a definition and discussion of Free Cash Flow.

(c)                      The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.

(d)                     See page 12 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

REVENUES, NET

	Three Months Ended September 30,
	2007 (a)	2006 (a)	% Change

Cable Television	$1,135,489	$1,035,509	9.7%
Optimum Lightpath	55,296	52,026	6.3%
Eliminations (b)	(11,314)	(11,781)	4.0%
Total Telecommunications	1,179,471	1,075,754	9.6%
AMC/WE tv/IFC	164,387	144,484	13.8%
Other Programming (c)	63,063	51,066	23.5%
Eliminations (b)	(5,699)	(5,528)	(3.1)%
Total Rainbow	221,751	190,022	16.7%
MSG	130,259	128,516	1.4%
Other (d)	21,089	21,249	(0.8)%
Eliminations (e)	(40,771)	(33,825)	(20.5)%
Total Cablevision	$1,511,799	$1,381,716	9.4%

	Nine Months Ended September 30,
	2007 (a)	2006 (a)	% Change

Cable Television	$3,374,259	$2,996,555	12.6%
Optimum Lightpath	159,353	158,930	0.3%
Eliminations (b)	(30,014)	(37,398)	19.7%
Total Telecommunications	3,503,598	3,118,087	12.4%
AMC/WE tv/IFC	489,457	441,662	10.8%
Other Programming (c)	177,040	148,101	19.5%
Eliminations (b)	(15,981)	(16,273)	1.8%
Total Rainbow	650,516	573,490	13.4%
MSG	548,191	514,402	6.6%
Other (d)	55,725	59,476	(6.3)%
Eliminations (e)	(115,614)	(99,282)	(16.5)%
Total Cablevision	$4,642,416	$4,166,173	11.4%

(a)                      2007 excludes net revenues of FSN Bay Area and 2006 excludes the net revenues of FSN Chicago and FSN Bay Area, which are reported in discontinued operations.

(b)                     Represents intra-segment revenues.

(c)                      Includes News 12 Networks, VOOM HD Networks, fuse, Lifeskool, sportskool, IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures.

(d)                     Represents net revenues of Clearview Cinemas and PVI Virtual Media.

(e)                      Represents inter-segment revenues.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended September 30,		%	Three Months Ended September 30,		%
	2007 (a)	2006 (a)	Change	2007 (a)	2006 (a)	Change

Cable Television	$431,189	$397,591	8.5%	$211,668	$174,641	21.2%
Optimum Lightpath	15,335	13,953	9.9%	(3,618)	(6,122)	40.9%
Total Telecommunications	446,524	411,544	8.5%	208,050	168,519	23.5%
AMC/WE tv/IFC	77,871	69,330	12.3%	61,187	51,673	18.4%
Other Programming (b)	(25,959)	(32,633)	20.5%	(36,195)	(44,896)	19.4%
Total Rainbow	51,912	36,697	41.5%	24,992	6,777	—%
MSG	10,238	(6,093)	––%	(6,186)	(24,555)	74.8%
Other (c)	(14,392)	(14,142)	(1.8)%	(24,788)	(23,769)	(4.3)%
Total Cablevision	$494,282	$428,006	15.5%	$202,068	$126,972	59.1%

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Nine Months Ended September 30,		%	Nine Months Ended September 30,		%
	2007 (a)	2006 (a)	Change	2007 (a)	2006 (a)	Change

Cable Television	$1,286,169	$1,188,253	8.2%	$620,922	$535,493	16.0%
Optimum Lightpath	44,702	44,028	1.5%	(14,047)	(17,485)	19.7%
Total Telecommunications	1,330,871	1,232,281	8.0%	606,875	518,008	17.2%
AMC/WE tv/IFC	227,782	185,746	22.6%	174,846	131,929	32.5%
Other Programming (b)	(94,839)	(104,560)	9.3%	(130,072)	(141,882)	8.3%
Total Rainbow	132,943	81,186	63.8%	44,774	(9,953)	—%
MSG	60,367	18,788	—%	6,998	(37,240)	118.8%
Other (c)	(47,662)	(53,248)	10.5%	(77,872)	(84,675)	8.0%
Total Cablevision	$1,476,519	$1,279,007	15.4%	$580,775	$386,140	50.4%

(a)                      The 2007 period excludes the net operating results of FSN Bay Area and the Rainbow DBS distribution business and the 2006 period excludes the net operating results of FSN Chicago, FSN Bay Area and the Rainbow DBS distribution business, which are reported in discontinued operations.

(b)                     Includes News 12 Networks, VOOM HD Networks, fuse, Lifeskool, sportskool, IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures.

(c)                      Includes unallocated corporate general and administrative costs, operating results of Clearview Cinemas, PVI Virtual Media, and certain other items.

CABLEVISION SYSTEMS CORPORATION

SUMMARY OF OPERATING STATISTICS

(Unaudited)

CABLE TELEVISION	September 30, 2007	June 30, 2007	September 30, 2006

Revenue Generating Units
(in thousands)
Basic Video Customers	3,122	3,139	3,111
iO Digital Video Customers	2,585	2,550	2,364
Optimum Online High-Speed Data Customers	2,220	2,168	1,964
Optimum Voice Customers	1,490	1,399	1,101
Residential Telephone Customers	—	—	6
Total Revenue Generating Units	9,417	9,256	8,546

Customer Relationships (in thousands) (a)	3,306	3,319	3,278

Homes Passed (in thousands)	4,647	4,618	4,539

Penetration
Basic Video to Homes Passed	67.2%	68.0%	68.5%
iO Digital to Basic Penetration	82.8%	81.3%	76.0%
Optimum Online to Homes Passed	47.8%	46.9%	43.3%
Optimum Voice to Homes Passed	32.1%	30.3%	24.2%

Monthly Churn
Basic Video	2.2%	2.0%	2.0%
iO Digital Video	2.5%	2.2%	2.3%
Optimum Online High-Speed Data	2.7%	2.3%	2.4%

Revenue for the three months ended
(dollars in millions)

Video (b)	$689	$701	$652
High-Speed Data	254	253	228
Voice	138	128	99
Advertising	29	31	30
Other (c)	25	26	27
Total Cable Television Revenue	$1,135	$1,139	$1,036

Average Monthly Revenue per Basic Video Customer (“RPS”) (d)	$120.91	$121.01	$111.13

(a)                      Number of customers who receive at least one of the company’s services, including business modem only customers.

(b)                     Includes analog, digital, PPV, VOD and DVR revenue.

(c)                      Includes installation revenue, NY Interconnect, home shopping and other product offerings.

(d)                     RPS is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of basic video subscribers for the quarter.

RAINBOW	September 30, 2007	June 30, 2007	September 30, 2006

Viewing Subscribers
(in thousands)
AMC	84,100	83,800	80,600
WE tv	55,600	55,100	53,000
IFC	42,800	41,900	39,300
fuse	45,200	44,600	40,800
VOOM HD Networks	1,800	800	200

CABLEVISION SYSTEMS CORPORATION

CAPITALIZATION AND LEVERAGE

(Dollars in thousands)

(Unaudited)

CAPITALIZATION

September 30, 2007
Cash and cash equivalents	$808,247

Bank debt	$4,931,250
Collateralized indebtedness	840,096
Senior notes and debentures	5,994,853
Senior subordinated notes and debentures	323,247
Capital lease obligations and notes payable	59,279
Debt	$12,148,725

LEVERAGE

Debt	$12,148,725
Less: Collateralized indebtedness of unrestricted subsidiaries (a)	840,096
Cash and cash equivalents	808,247
Net debt	$10,500,382

Leverage Ratios
Consolidated net debt to AOCF leverage ratio (a) (b)	5.1
Restricted Group leverage ratio (Bank Test) (c)	4.9
CSC Holdings notes and debentures leverage ratio (c)	4.9
Cablevision senior notes leverage ratio (d)	5.8
Rainbow National Services notes leverage ratio (e)	3.5

(a)                      Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company’s only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.

(b)                     AOCF is annualized based on the third quarter 2007 results, as reported, except with respect to Madison Square Garden, which is based on a trailing 12 months due to its seasonal nature.

(c)                      Reflects the debt to cash flow ratios applicable under CSC Holdings’ bank credit agreement and senior notes indentures, respectively (which exclude Cablevision’s $1.5 billion of senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries, including Rainbow and MSG). The annualized AOCF (as defined) used in the ratios is $1.76 billion.

(d)                     Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include Cablevision’s $1.5 billion of senior notes.

(e)                      Reflects the debt to cash flow ratio under the Rainbow National Services notes indentures. The annualized AOCF (as defined) used in the notes ratio is $327.2 million.

CABLEVISION SYSTEMS CORPORATION

CAPITAL EXPENDITURES

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,
	2007	2006
CAPITAL EXPENDITURES

Consumer premise equipment	$132,590	$127,248
Scalable infrastructure	20,008	28,824
Line extensions	9,945	9,558
Upgrade/rebuild	984	996
Support	22,247	16,994
Total Cable Television	185,774	183,620
Optimum Lightpath	16,939	10,417
Total Telecommunications	202,713	194,037
Rainbow	6,277	6,440
MSG	9,469	6,137
Other (Corporate, Theatres and PVI)	2,747	4,918
Total Cablevision	$221,206	$211,532

	Nine Months Ended September 30,
	2007	2006
CAPITAL EXPENDITURES

Consumer premise equipment	$328,761	$429,075
Scalable infrastructure	61,119	125,373
Line extensions	27,034	26,471
Upgrade/rebuild	3,185	3,149
Support	49,418	50,992
Total Cable Television	469,517	635,060
Optimum Lightpath	45,581	27,500
Total Telecommunications	515,098	662,560
Rainbow	12,173	11,558
MSG	15,594	12,511
Other (Corporate, Theatres and PVI)	11,506	13,248
Total Cablevision	$554,371	$699,877